UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2021

AXCELLA HEALTH INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38901	26-3321056
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

840 Memorial Drive Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (857) 320-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	AXLA	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Alison D. Schecter, M.D. as President of Research and Development

On March 3, 2021, Axcella Health Inc. (the “Company”) announced that Alison D. Schecter, M.D., has been appointed to serve as the Company’s President of Research and Development, effective as of March 15, 2021 (the “Effective Date”).

Dr. Schecter brings to Axcella more than 20 years of research and development, clinical and regulatory experience. Previously, she served as Chief Medical Officer at Selecta Biosciences, Inc. and as Global Project Head, Rare Diseases at Sanofi-Genzyme. Prior to this, Dr. Schecter was Global Program Head at Baxalta, where she was instrumental in obtaining multinational approvals for the company’s hemophilia drug candidates. Earlier, she also held roles in translational medicine, cardiovascular and metabolism product innovation at the Johnson & Johnson Innovation Center and the Novartis Institutes of Biomedical Research (NIBR). Dr. Schecter started her career in academia as Associate Professor in Immunology and Medicine and co-founder and co-director of the Cardiovascular Research Institute at the Icahn School of Medicine at Mount Sinai. She is a boarded cardiologist and internist who completed an Internal Medicine residency at The Johns Hopkins Hospital, a Cardiology fellowship at Massachusetts General Hospital and a Research Fellowship at Mount Sinai School of Medicine. Dr. Schecter earned her medical degree from SUNY Downstate Health Sciences University.

Employment Agreement with Dr. Schecter

In connection with her appointment as President of Research and Development, Dr. Schecter and the Company entered into an Employment Agreement, dated March 2, 2021 (the “Schecter Employment Agreement”).

Pursuant to the terms of the Schecter Employment Agreement, Dr. Schecter will receive an annual base salary of $450,000 and is eligible to receive an annual target bonus of 40% of her annual base salary, based on achievement of certain individual and corporate milestones to be determined and approved by the Board of Directors of the Company (the “Board”). On the Effective Date, Dr. Schecter will also receive an option to purchase 250,000 shares of the Company’s common stock, with 25% of such shares vesting on the first anniversary of the Effective Date and the remaining shares vesting in 12 equal quarterly installments thereafter, subject to Dr. Schecter’s continued service to the Company. Under the Schecter Employment Agreement, Dr. Schecter will also be eligible to receive options to purchase up to 75,000 shares of common stock upon the achievement of certain performance-based milestones, as determined by and subject to the approval of the Board. Dr. Schecter’s employment is “at will” and may be terminated at any time by the Company or Dr. Schecter.

The foregoing description of the Schecter Employment Agreement is not complete and is qualified in its entirety by the copy thereof which is attached as Exhibit 10.1 and incorporated herein by reference.

Departure of Chief Medical Officer

On March 3, 2021, Manu Chakravarthy, M.D., Ph.D., the Company’s Chief Medical Officer, submitted notice to the Company of his resignation, effective March 5, 2021, to pursue other opportunities. The Company thanks Dr. Chakravarthy for his contributions.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Employment Agreement, by and between the Company and Alison D. Schecter, dated as of March 2, 2021.
99.1	Press Release issued by the Company on March 3, 2021, furnished hereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXCELLA HEALTH INC.

Date: March 3, 2021	By:	/s/ William R. Hinshaw, Jr.
William R. Hinshaw, Jr.
Chief Executive Officer, President and Director